(m)(4)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED DISTRIBUTION PLAN

CLASS C SHARES

Name of Fund

ING Floating Rate Fund

ING High Yield Bond Fund

ING Intermediate Bond Fund

ING Short Term Bond Fund

ING Strategic Income Fund